                                                               Exhibit (a)(1)(A)


                                 Sequenom, Inc.
                             3595 John Hopkins Court
                               San Diego, CA 92121
                                 (858) 202-9000




                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK
                                November 1, 2001

                                 SEQUENOM, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS

        THE OFFER EXPIRES AT 12:00 MIDNIGHT, U.S. PACIFIC STANDARD TIME,
                ON NOVEMBER 30, 2001, UNLESS WE EXTEND THE OFFER

     We are offering our employees, including our executive officers, and members of our Board of Directors the opportunity to exchange all outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $10.00 per share (Eligible Option Grants) for replacement options to purchase shares of our common stock (Replacement Options) (Offer). If you wish to accept this Offer, you must complete an Election Form agreeing to exchange your Eligible Option Grants for Replacement Options. In addition, if you wish to accept this Offer, you must exchange all of your options that were granted in the six-month period prior to the date on which this Offer is first provided to you (the Commencement Date) - even if the exercise price of those options is less than $10.00 per share. This Offer is currently expected to expire at 12:00 midnight, U.S. Pacific Standard Time, on November 30, 2001, unless we extend the Offer to a later date (the Expiration
Date). In other words:

     . You may exchange one or more of your outstanding options that have an exercise price that is equal to or greater than $10.00 per share. Your election to exchange one or more of your outstanding options is entirely voluntary and may not be withdrawn or changed after November 30, 2001 (or any later Expiration Date).

     . If you elect to exchange any of your outstanding options that have an exercise price that is equal to or greater than $10.00 per share, then you must also exchange all of your options that have been granted since May 1, 2001 even if the exercise price of those options is less than $10.00 per share.

Any options granted in the six-month period prior to the Commencement Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options, subject to the conditions set forth below in this Offer.

     The Replacement Options will be granted on May 31, 2002, or a later date if the Expiration Date is extended, provided that if there are no reported sales of our common stock on such date, then the Replacement Option Grant Date will be the next day on which there is a reported sale (Replacement Option Grant Date). Each Replacement Option will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date. The number of shares subject to each Replacement Option will equal the number of shares subject to each Eligible Option Grant you exchange, subject to adjustment.

     We are making this Offer upon the terms, and subject to the conditions, described in this Offer to Exchange (and the attachments hereto) and in the related cover letter and attached Summary Term Sheet and Questions and Answers (which together, as they may be amended from time to


                                       i.

time, constitute the Offer). Without limiting the preceding sentence, this Offer is subject to the conditions that we describe in Section 6 of the Offer to Exchange.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

     Shares of our common stock are quoted on Nasdaq under the symbol "SQNM." On October 30, 2001 the closing price of our common stock as reported on Nasdaq was $7.67 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

     If you have any questions regarding the Offer, please consult the Summary Term Sheet and Questions and Answers. If the Summary Term Sheet or the Questions and Answers do not answer your questions, or if you need assistance completing the related documentation, please contact Theresa Lee at tlee@sequenom.com or at
                                                         -----------------
(858) 202-9024.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

     Your election to exchange one or more of your Eligible Option Grants is voluntary. If you decide to participate in this Offer, you must complete the Election Form found on our intranet web site at http://sdweb/DEPTS/FINANCE/OPTIONS.HTML and deliver it in accordance with its instructions before 12:00 midnight, U.S. Pacific Standard Time, on November 30, 2001, or if we extend the Offer such later Expiration Date. If you do not deliver the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery will be deemed made only when the Election Form is actually received by us. No late deliveries will be accepted. Please also note that, even if you timely deliver your Election Form, we are required by applicable tax laws to retain the right to choose whether to accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange.

     We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. However, our Board of Directors believes that the Offer may create a better chance for some participants to obtain value from their options and our stock option program in the short term. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation.


                                      ii.

The information about this Offer is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule T/O.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS AND THE TENDER OFFER STATEMENT ON SCHEDULE T/O. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


                                      iii.

                                    GLOSSARY

     Commencement Date means November 1, 2001, or such later date that we first provide our employees and members of our Board of Directors the opportunity to participate in this Offer and the means to exchange Eligible Option Grants.

     Company Option Plans means our 1999 Stock Incentive Plan, Gemini Genomics plc Company Share Option Plan, Gemini International Executive Share Option Plan and Gemini Individual Share Option Instruments. We have additional option plans in effect today but, because all options granted under those plans have exercise prices less than $10.00 and no options have been granted in the last six months, those plans are not affected by the Offer nor included in this definition.

     Eligible Option Grants means all outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $10.00 per Sequenom share. If you do exchange outstanding options that have an exercise price that is equal to or greater than $10.00 per share, then the options granted in the six-month period prior to the Commencement Date must also be exchanged, even if those shares were granted at an exercise price below $10.00 per share. These options are also included in the definition of Eligible Option Grants.

     Employed and employment includes service as a member of our Board of Directors.

     Expiration Date means the time that this Offer will expire, which is currently set to be at 12:00 midnight, U.S. Pacific Standard Time, on November 30, 2001, unless we extend the Offer to a later date.

     Fair Market Value means the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date.

     Nasdaq means The Nasdaq Stock Market, Inc.'s National Market System.

     Offer means the offer to exchange Eligible Option Grants for Replacement Options.

     Replacement Grant Plan means our 1999 Stock Incentive Plan. All Replacement Options will be issued under the Replacement Grant Plan.

     Replacement Options means options to purchase shares of our common stock that will be issued in exchange for the Eligible Option Grants.

     Replacement Option Grant Date means the date that is six months and one day after the Expiration Date. For example, assuming that November 30, 2001 is the Expiration Date, the Replacement Option Grant Date will be May 31, 2002. If no sales of our common stock are reported on the date that is six months and one day after the Expiration Date, then the Replacement Option Grant Date shall be the next day on which there is a reported sale.

     SEC means the United States Securities and Exchange Commission.

     Schedule T/O means the Tender Offer Statement filed by us with the SEC in connection with this Offer to Exchange, including any amendments thereto.

     Subject to adjustment means that the number of shares to be granted under your Replacement Options will be changed to give effect to any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.

                                      iv.

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of this Offer. We urge you to read carefully the remainder of this Offer to Exchange, the Questions and Answers and the Schedule T/O, because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange and the Schedule T/O. We have included cross-references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary.

 .    Offer. We are offering our employees, including our executive officers, and members of our Board of Directors the opportunity to exchange Eligible Option Grants for Replacement Options. Eligible Option Grants are outstanding options with an exercise price equal to or greater than $10.00 per share. (See Section
1)

 .    Voluntary Participation; Exchange. Your participation in this Offer is voluntary. You may exchange one or more of your Eligible Option Grants, but if you elect to exchange any Eligible Option Grant, you also must exchange all other options granted to you during the six-month period prior to the Commencement Date, even if the exercise price of those options is less than $10.00 per share. These options are also referred to as Eligible Option Grants. (See Section 1)

 .    Replacement Options.

     Number of Shares. The number of shares subject to the Replacement Options will equal the number of shares subject to the Eligible Option Grants exchanged, subject to adjustment. (See Section 8)

     Term. Each Replacement Option will have the same term as, and expire no later than, the cancelled Eligible Option Grant that it replaced. For example, if you elect to cancel an Eligible Option Grant which, by its terms, would have expired no later than November 10, 2009, then your Replacement Option will also expire no later than November 10, 2009. (See
     Section 8)

     Vesting and Exercisability. The vesting schedule of the Eligible Option Grants will carry over to the relevant Replacement Options; that is, you will receive vesting credit under each Replacement Option equal to the vesting under the corresponding Eligible Option Grant that is exchanged. (See Sections 5 and 8)

     Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. (See Sections 5 and 8)

     Nonqualified Stock Options. For employees residing in the United States, the Replacement Options will be treated as incentive stock options to the maximum extent permitted by U.S. tax law; provided, however, that Replacement Options granted to non-employee members of our Board of Directors may not be treated as incentive stock options. (See Section 12)


                                       v.

 .    Timing. We commenced this Offer on November 1, 2001. The Expiration Date of this Offer is currently November 30, 2001, but we may extend this Offer to a later date. The Replacement Option Grant Date will be May 31, 2002, or a later date if this Offer is extended, provided that if there are no reported sales of our common stock on such date, then the Replacement Option Grant Date will be the next day following such date on which there is a reported sale. (See Section
1)

 .    Eligibility. If for any reason you are not employed by us or one of our subsidiaries on the Expiration Date, you will not be eligible to participate in this Offer. If you are employed by us or one of our subsidiaries on the Expiration Date, but you do not continue to be employed by us or one of our subsidiaries through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options and your cancelled options will not be reinstated. Eligible Option Grants held by our executive officers and members of our Board of Directors may be exchanged in this Offer. (See Sections 8 and 9)

 .    Election. To make your election to accept this Offer, you must deliver an
Election Form before 12:00 midnight, U.S. Pacific Standard Time, on the Expiration Date in accordance with the procedures described in this Offer to Exchange. Delivery will be deemed made only when your Election Form is actually received by us. No late deliveries will be accepted. You may change or withdraw your election at any time prior to 12:00 midnight, U.S. Pacific Standard Time, on the Expiration Date by following similar procedures. You may not withdraw or change your election after the stated time on the Expiration Date. (See Sections 3 and 4)

 .    Conditions to this Offer. This Offer is subject to a number of conditions.
If any of the conditions to which this Offer is subject occur, we may terminate or amend this Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. (See Section 6)

 .    Trading Price for Our Common Stock. Shares of our common stock are traded on Nasdaq under the symbol "SQNM." We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. (See Section
7)

 .    U.S. Federal Tax Consequences. If you are an employee residing in the
United States, you will not be subject to any current U.S. income tax if you elect to exchange your Eligible Option Grants for Replacement Options. The grant of Replacement Options will not result in the recognition of taxable income, and the Replacement Options will qualify as incentive stock options to the maximum extent permitted by U.S. tax law; provided, however, that Replacement Options granted to non-employee members of our Board of Directors may not be treated as incentive stock options. (See Section 12) If you are an employee residing outside the United States, please see Schedule B for more details on the tax consequences of the exchange of your Eligible Option Grants for Replacement Options.

 .    Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate this Offer in any way. We will notify you if we amend or terminate this Offer. We may be required to extend this Offer in the event we materially change the terms of this Offer. (See Section 13)


                                      vi.

                                    THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange Replacement Options for Eligible Option Grants held by our employees, including our executive officers, and members of our Board of Directors. Eligible Option Grants are all outstanding options that were granted under our 1999 Stock Incentive Plan, the Gemini Genomics plc Company Share Option Plan, the Gemini International Executive Share Option Plan and Gemini Individual Share Option Instruments (Company Option Plans) and that have an exercise price that is equal to or greater than $10.00 per share of common stock. As of October 30, 2001, an aggregate of 3,320,972 shares of our common stock were covered by options outstanding under all of our stock option plans, of which 1,890,824 shares were covered by Eligible Option Grants.

     Your participation in this Offer is voluntary. You may elect to exchange one or more of your Eligible Option Grants; but you may not exchange less than all shares subject to a particular Eligible Option Grant. However, if you elect to exchange any Eligible Option Grant, you must exchange all options granted to you in the six-month period prior to the Commencement Date, even if the exercise price of such options is less than $10.00 per share. For example, based on a Commencement Date of November 1, 2001, to participate in this Offer, you must exchange all of your options that were granted on or after May 1, 2001, even if the exercise price of some of those options is less than $10.00 per share. These options are also included in the definition of Eligible Option Grants. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary Term Sheet and Questions and Answers. We will only accept Eligible Option Grants that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the Expiration Date.

     The Replacement Options will be granted on May 31, 2002 (or a later date if the Offer is extended) and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. If, however, on the Replacement Option Grant Date you are on a leave of absence that is not protected by statute, then the Replacement Options will be granted on the date, if any, that you return to regular employment with us or one of our subsidiaries. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date. The number of shares subject to your Replacement Options will equal the number of shares subject to each Eligible Option Grant that you exchange and any options granted in the six-month period prior to the Commencement Date that are cancelled because of your election to exchange Eligible Option Grants. The number of shares subject to the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

     IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT

                                       1.

ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $10.00 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER UNLESS THEY ARE OPTIONS THAT MUST BE EXCHANGED PURSUANT TO THE SECOND PARAGRAPH OF THIS SECTION 1. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

     IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

     All Replacement Options will be issued under our 1999 Stock Incentive Plan (the Replacement Grant Plan), pursuant to replacement option agreements between you and us. For employees residing in the United States, all Replacement Options will be treated as incentive stock options under U.S. tax law to the maximum extent permitted by U.S. tax law; provided, however, that Replacement Options granted to non-employee members of our Board of Directors may not be treated as incentive stock options.

     The Expiration Date of this Offer means 12:00 midnight, U.S. Pacific Standard Time, on November 30, 2001, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

     We will publish a notice if we decide to amend this Offer and take any of the following actions:

     . increase or decrease what we will give you in exchange for your Eligible Option Grants;

     . increase or decrease the number of Eligible Option Grants to be exchanged in the Offer; or

     .  extend or terminate the Offer.

     If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

     A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.   PURPOSE OF THE OFFER.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options are not attractive as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making this Offer, we

                                       2.

intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

     The Board of Directors has approved this Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants, and we make no representations as to our future stock price. However, the Board of Directors believes that the Offer may create a better chance for participating employees to obtain value from their options and our stock option program. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

     We regularly evaluate various strategic and business development opportunities, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue alliances and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets. As more fully discussed in Section 15, we completed our stock for stock acquisition of Gemini Genomics in September 2001, pursuant to which Gemini Genomics became a wholly owned subsidiary of Sequenom. We are currently considering several consolidation strategies and restructuring alternatives related to this acquisition. In addition, in connection with this acquisition, we entered into an agreement with Michael Fitzgerald pursuant to which, under certain circumstances, he is entitled to appoint one member to our Board of Directors. In the event Michael Fitzgerald exercises this right in accordance with the terms of the agreement, we are required to take all reasonable steps, consistent with our Certificate of Incorporation and Bylaws, to effect the appointment of his nominee. In addition to our consideration of several consolidation strategies and restructuring alternatives related to our acquisition of Gemini Genomics, we intend to continue to review the prospects of our existing businesses to determine whether any of them should be modified, restructured, consolidated, sold or otherwise discontinued. Subject to the foregoing, and except as otherwise disclosed in this Offer (including in Section
15) or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our management, including a change to the material terms of employment of any executive officer;

                                       3.

     (e) any change in our present Board of Directors, including a change in the number or term of directors;

     (f)  any other material change in our corporate structure or business;

     (g) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (h) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (i) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (j) the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

     (k) any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Option Grants.

3.   PROCEDURES.

     Making Your Election. To make your election to accept or reject this Offer, you must make your election and deliver the Election Form in accordance with its instructions before 12:00 midnight, U.S. Pacific Standard Time, on the Expiration Date. The Election Form is found on our intranet web site located at http://sdweb/DEPTS/FINANCE/OPTIONS.HTML. If you cannot access this web site,
---------------------------------------
please contact Theresa Lee at tlee@sequenom.com or at (858) 202-9024. You do not
                              -----------------
need to return your stock option agreements for your Eligible Option Grants to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange. You will be required to return your stock option agreements only upon our request.

     The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

     Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice.

                                       4.

Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged. Additionally, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange, provided that such Eligible Option Grants are properly and timely exchanged and are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grants will be accepted for exchange until all defects or irregularities have been cured to our satisfaction by the option holder exchanging the Eligible Option Grants, or waived by us, prior to the Expiration Date.

     Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Option Grants and you exchange your Eligible Option Grants according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Option Grants that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on the Expiration Date of the Offer all Eligible Option Grants for which an Election Form has properly been delivered and which has not thereafter been validly withdrawn.

4.   CHANGE IN ELECTION.

     You may only change your election by following the procedures described in this Section 4. You may change your election at any time before 12:00 midnight, U.S. Pacific Standard Time, on the Expiration Date.

     To change your election, you must either deliver a Notice of Withdrawal or re-deliver an Election Form, each in accordance with its instructions, before 12:00 midnight, U.S. Pacific Standard Time, on the Expiration Date. Each of these documents is located on our intranet web site at http://sdweb/DEPTS/FINANCE/OPTIONS.HTML. The last Notice of Withdrawal or Election Form delivered by you prior to 12:00 midnight, U.S. Pacific Standard Time, on the Expiration Date will be treated by us as your final election with respect to the Offer.

     The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

5. ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

     On the terms and subject to the conditions of this Offer, we currently expect that on the Expiration Date we will accept Eligible Option Grants for exchange and cancel all Eligible Option Grants properly exchanged and not validly withdrawn before the Expiration Date in accordance with this Offer. The Replacement Options will be granted on May 31, 2002, or at a

                                       5.

later date if the Offer is extended, with vesting of the Replacement Options carrying over from each respective Eligible Option Grant that is exchanged. If, however, on the Replacement Option Grant Date you are on a leave of absence that is not protected by statute, then the Replacement Options will be granted on the date, if any, that you return to regular employment with us or one of our subsidiaries.

     The number of shares subject to your Replacement Option will equal the number of shares subject to each Eligible Option Grant that you exchange plus any options granted in the six-month period prior to the Commencement Date that are cancelled because of your election to exchange Eligible Option Grants. The number of shares subject to the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. A listing of all of your Eligible Option Grants and the options granted in the six-month period prior to the Commencement Date can be found online at www.optionslink.com. If you are not employed by us or one of our subsidiaries on
-------------------
the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of ours or one of our subsidiaries as of the Expiration Date but are not employed continuously by us or one of our subsidiaries through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options.

     We will notify you as promptly as practicable if we reject your election to exchange your Eligible Option Grants. If you are not notified of a rejection, you may assume that on the Expiration Date your properly executed and delivered Election Form has been accepted. Our acceptance of Eligible Option Grants that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer. In your Election Form you may elect to provide us with your email address, in which case you will be sent an email confirming your election. The confirmation will confirm your election and will state the number of Replacement Options that we will grant to you on the Replacement Option Grant Date. If you do not provide us with your email address, you will not receive confirmation of your election.

6.   CONDITIONS OF THE OFFER.

     We will not be required to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or before the Expiration Date, if we determine that any of the following events has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange:

     . any change or changes occur in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment;

     . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Option Grants, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially

                                       6.

          impair the benefits we believe we will receive from the Offer;

     . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

          (a) make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

          (b) delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Option Grants;

          (c) materially impair the benefits we believe we will receive from the Offer; or

          (d) materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects.

     .    there is:


          (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

          (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

     . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

          (a) any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

          (b) any such person, entity or group that has filed a Schedule 13D or
              Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

          (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

                                       7.

     . any change or changes occur in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer.

     Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

     Additionally, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange, provided that such Eligible Option Grants are properly and timely exchanged and are not validly withdrawn.

     Also, if your employment with us or one of our subsidiaries terminates, whether voluntarily, involuntarily (including, but not limited to, redundancy) or for any other reason (including death), before your Replacement Options are granted, you will not receive any Replacement Options or have a right to any Eligible Option Grants that were previously cancelled. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

     IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

7.   PRICE RANGE OF COMMON STOCK.

     The Eligible Option Grants to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of a Replacement Option that we grant, the option holder will become an owner of our common stock. Our common stock is quoted on Nasdaq under the symbol "SQNM." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on Nasdaq.

                          Quarter ended                              High        Low
     ---------------------------------------------------------    ----------  -----------
     Fiscal Year 2001
       December 31, 2001 (through October 30, 2001) .........      $    7.90   $   5.94
       September 30, 2001 ...................................      $   13.19   $   5.65
       June 30, 2001 ........................................      $   18.70   $   8.50

                                       8.

                          Quarter ended                    High             Low
     ----------------------------------------------    -------------   -------------
        March 31, 2001 ...........................      $    21.75        $    7.63

     Fiscal Year 2000
        December 31, 2000 ........................      $    45.50        $   12.13
        September 30, 2000 .......................      $    50.00        $   24.00
        June 30, 2000 ............................      $    52.56        $   17.00
        March 31, 2000 ...........................      $   191.25        $   36.00

     As of October 30, 2001, the last reported sale price of our common stock, as reported by Nasdaq, was $7.67 per share.

     We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

     Consideration. The number of shares subject to your Replacement Options will equal the number of shares subject to each Eligible Option Grant that you exchange. The number of shares subject to the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

     Each Replacement Option generally will vest at the same rate and over the same period of time as the cancelled Eligible Option Grant that it replaced. Each Replacement Option Grant generally will have the same term as, and expire no later than, the Eligible Option Grant that it replaced.

     If we receive and accept the exchange of all Eligible Option Grants, we will grant Replacement Options to purchase a total of approximately 1,890,824 shares of our common stock. As of October 30, 2001, there were approximately 37,357,729 shares of our common stock outstanding. The common stock issuable upon exercise of the Replacement Options would equal approximately 5.06% of the total shares of our common stock outstanding as of October 30, 2001.

     Merger or Acquisition. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Option Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms and subject to the same conditions as described in this Offer; however, the type of security and the number of shares subject to each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Option Grants that you exchange.

                                       9.

     Terms of Replacement Options. All Replacement Options will be issued under our 1999 Stock Incentive Plan.

     For employees residing in the United States, the Replacement Options will be treated as incentive stock options to the maximum extent permitted by U.S. law; provided, however, that Replacement Options granted to non-employee members of our Board of Directors may not be treated as incentive stock options. (See
Section 12) If you are an employee residing outside the United States, please see Schedule B for more details on the terms of your Replacement Options.

     The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options. Declining to participate in this Offer will not impact your ability to receive options or other stock awards in the future.

     The following description of the Replacement Grant Plan and the replacement option agreements is a summary intended to highlight major attributes of these documents and is not complete. A Replacement Option will be subject to the terms and conditions of the 1999 Stock Incentive Plan, and the replacement option agreement. Additional information about the Replacement Grant Plan may be found in the S-8 Registration Statement and related Prospectus prepared in connection with the Replacement Grant Plan. Please contact Theresa Lee at tlee@sequenom.com
                                                               -----------------
or at (858) 202-9024 to request a copy of the Replacement Grant Plan, related prospectus and current form of stock option agreement. Copies will be provided promptly and at our expense. The form of stock option agreement may be changed with the approval of our Board of Directors or our Compensation Committee prior to the Replacement Option Grant Date. If you are an employee residing outside the United States, the stock option agreement may contain different and/or additional terms to comply with local laws.

     General. The 1999 Stock Incentive Plan, as amended, was adopted on November 6, 1999. As of October 30, 2001, there was an aggregate of 1,936,974 shares of common stock reserved for issuance under the Replacement Grant Plan. The 1999 Stock Incentive Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code.

     Administration. Our Board of Directors has delegated administration of the Replacement Grant Plan to the Compensation Committee of the Board of Directors. Nonetheless, our Board of Directors has the authority to construe, interpret and amend the Replacement Grant Plan.

     Term. The term of each option granted under the Replacement Grant Plan is fixed by our Compensation Committee at the time of grant. Each Replacement Option will have the same term as, and expire no later than, the cancelled Eligible Option Grant that it replaced.

     Time of Exercise. Generally, you may exercise the vested portion of a Replacement Option at any time. If your employment or service with us or one of our subsidiaries terminates for any reason (except due to death or permanent disability or if you are a member of our Board of Directors), you can only exercise the vested portion of your Replacement Option within three months following your termination date, even if you would have had a longer period of time under your Eligible Option Grant. If your employment or service with us or one of our subsidiaries terminates as a result of your death, your estate or

                                       10.

beneficiaries may exercise some or all of your Replacement Options within twelve months following your termination date. However, under no circumstances may you exercise the Replacement Options after the expiration of the term of such option. If your employment or service with us is terminated for misconduct or if you otherwise engage in misconduct while holding a Replacement Option, such Replacement Option shall terminate immediately and cease to be outstanding.

         Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be May 31, 2002, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

     Vesting and Exercise. The Compensation Committee of the Board of Directors (or any appropriately delegated committee of the Board of Directors) has the authority to determine the time or times at which options granted under the Replacement Grant Plan may be exercised. If you receive a Replacement Option and are continuously employed by us or one of our subsidiaries, your Replacement Option will vest according to the same vesting schedule and vesting commencement date as the Eligible Option Grant for which it was exchanged.

        Tax Consequences. If you are an employee residing in the United States, you should refer to Section 12 for a discussion of the material U.S. federal income tax consequences of the Replacement Options and the Eligible Option Grants, as well as the consequences of accepting or rejecting this Offer. If you are an employee residing outside the United States, please see Schedule B for more details on the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.


                                       11.

     Termination of Employment. IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. This means that if you die or quit, with or without good reason, or we terminate your employment, with or without cause, prior to the Replacement Option Grant Date and after the Expiration Date, you will not receive anything for the Eligible Option Grants that you exchanged and we cancelled.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Replacement Grant Plan, including shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of ours, you will be able to sell shares you obtain upon the exercise of vested Replacement Options free of any transfer restrictions under applicable securities laws.

     Our statements in this Offer concerning the Replacement Grant Plan and the Replacement Options are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the Replacement Grant Plan and the corresponding form of option agreement under the Replacement Grant Plan, which is filed as an exhibit to the Tender Offer Statement on Schedule T/O, of which this Offer to Exchange is a part. See Section 16 - Additional Information - for a discussion on how to obtain a copy of the Replacement Grant Plan and the corresponding form of option agreement.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of October 30, 2001, our executive officers and non-employee directors (10 persons) as a group held options outstanding under the Company Option Plans to purchase a total of 1,037,400 shares of our common stock. This covered approximately 31.24% of the shares subject to all options outstanding under the Company Option Plans. In addition, as of October 30, 2001, our executive officers and non-employee directors as a group held Eligible Option Grants to purchase a total of 957,400 shares of our common stock. This covered approximately 50.63% of the shares subject to all Eligible Option Grants. All of the Eligible Option Grants held by executive officers and members of our Board of Directors are eligible to be exchanged in this Offer.

     During the past 60 days, we have granted options to purchase 63,825 shares of our common stock with an exercise between $6.02 and $9.00 per share. Of the options granted during this period, none were granted to the executive officers and directors listed in Schedule A. During the past 60 days, individuals have exercised options to acquire 237 shares of our common stock with an exercise price per share of $3.00.

                                       12.

     Neither we, nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliates of ours, engaged in transactions involving Eligible Option Grants during the past 60 days. In addition, except as otherwise described above, neither we, nor, to our knowledge, any of our executive officers or members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10.  STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE OFFER.

     Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing some existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which could require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired.

     We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have greater potential to increase in value than the Eligible Option Grants held by the option holders, without incurring additional current or future compensation expense because:

     . we will not grant any Replacement Options until a day that is at least six months and one day after the date that we accept and cancel Eligible Option Grants (including option grants issued in the six-month period prior to the Commencement Date that will be exchanged because of your election to exchange Eligible Option Grants) tendered for exchange;

     . the exercise price of Replacement Options will be the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be May 31, 2002, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date;

     . we will require any option holder who tenders any Eligible Option Grants in the Offer to tender all options that he or she received during the six-month period prior to the Commencement Date which, based on a Commencement Date of November 1, 2001, includes all options granted on or after May 1, 2001 (even if the exercise price of such options is less than $10.00 per share); and

     . in order to avoid any potential compensation expense, we will not grant any options to an option holder who tendered Eligible Option Grants in the Offer until the Replacement Option Grant Date.

                                       13.

     Eligible Option Grants (including option grants issued in the six-month period prior to the Commencement Date that will be exchanged because of your election to cancel Eligible Option Grants) that have been granted under the Company Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Option Grants will be returned to the pool of shares available for grants of new awards or options under such plans without further stockholder action, except as required by applicable law or Nasdaq rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

12.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants under the Offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, U.S. Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder. If you are an employee residing outside the United States, the discussion in this Section 12 generally will not apply to you. Please see Schedule B for more details regarding the tax treatment of the exchange in your country.

     We believe that the exchange will be treated as a non-taxable exchange. If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

     At the Replacement Option Grant Date, you will not be required to recognize additional income for U.S. federal income tax purposes. The grant of Replacement Options is not recognized as taxable income in the United States.

     U.S. Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current U.S. income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

                                       14.

     If you exchange your incentive stock options and we accept your incentive stock options, any Replacement Options you are granted will qualify as incentive stock options to the maximum extent permitted by U.S. tax law; provided, however, that Replacement Options granted to non-employee members of our Board of Directors may not be treated as incentive stock options. The exchange and cancellation of your incentive stock options will not give rise to any U.S. tax consequences.

     We do not believe that our Offer to you will change any of the terms of your Eligible Option Grants if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the U.S. Internal Revenue Service would decide that the right to exchange your incentive stock options under this Offer is a modification of your incentive stock options. A successful assertion by the U.S. Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

     Under current U.S. law, you should not have realized taxable income when the incentive stock options were granted to you under the Company Option Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option (which is generally determined as of the date you exercise the option) exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Company Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is qualifying or disqualifying. The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

     If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a disqualifying disposition, the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares

                                       15.

will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you received when you exercised the option will be treated for U.S. tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

     If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

     U.S. Federal Income Tax Consequences of Nonqualified Stock Options. Under current U.S. law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you and, if you are an employee, then you will be subject to withholding of U.S. income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

                                       16.

13.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

     Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

     As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

     We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., U.S. Pacific Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

     . increase or decrease what we will give you in exchange for your Eligible Option Grants; or

     . increase or decrease the number of Eligible Option Grants to be exchanged in the Offer.

     If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

14.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to this Offer.

                                       17.

15.  INFORMATION ABOUT US.

     Overview

     Sequenom, Inc. was incorporated in Delaware in 1994. Our principal executive offices are located at 3595 John Hopkins Court, San Diego, California 92121 and our telephone number is (858) 202-9000. Our web site is located at www.sequenom.com. The information on our web site is not a part of this Offer.

     We are a leader in the worldwide effort to identify genes and genetic variations with significant impact on human health. Using our innovative technologies, information and scientific strategy, we are translating data generated from the Human Genome Project into medically important applications. Breaking through the limitations of traditional genomic research, our MassARRAY product line, single nucleotide polymorphism, or SNP, assay portfolio and disease gene discovery program are generating results that position us to be a leader in the race to develop genetics-based diagnostic and therapeutic products.

     In September 2001, we completed our stock for stock acquisition of Gemini Genomics plc, a UK based clinical genomics company focused on the discovery and commercialization of novel gene-based drug discovery targets. Gemini Genomics is now a wholly owned subsidiary of Sequenom. The Gemini Genomics acquisition is expected to expand our ability to perform disease gene association and genetic marker validation studies. As a result of the acquisition, we possess over 90 candidate disease genes, 1.3 million SNP assays, 20 million clinical data points in twin, family, patient and isolated (founder) populations and a healthy cash position to support our biotherapeutics development program. We are currently evaluating several consolidation strategies and restructuring alternatives related to this subsidiary.

     Selected Financial Data

     Set forth below is a selected summary of our financial information. The financial data as of December 31, 2000 and for the years ended December 31, 2000 and 1999 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000. The financial data as of September 30, 2001 and for the nine months ended September 30, 2001 and 2000 are derived from our unaudited consolidated financial statements for the quarter ended September 30, 2001. This financial data should be read together with the Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, which we anticipate filing prior to the Expiration Date.

                                       18.

                    SELECTED CONSOLIDATED FINANCIAL STATEMENT

                                                       Year ended December 31,   Nine months ended September 30,
                                                       -----------------------   -------------------------------
                                                         1999           2000          2000            2001
                                                       --------       --------      --------        --------
                                                                (in thousands, except per share data)
                                                                                          (unaudited)
Revenues:
   Products .......................................... $     --       $  8,253      $  5,544        $ 14,956
   Services ..........................................       --          1,447           500           6,267
   Research and development grants ...................      179            337           254             183
                                                       --------       --------      --------        --------
     Total revenues ..................................      179         10,037         6,298          21,406
Costs and expenses:
   Cost of product and service revenue ...............       --          5,844         3,785          14,559
   Research and development ..........................   10,291         19,163        12,349          20,641
   Selling, general and administrative ...............    8,239         18,492        13,937          15,677
   In-process research and development ...............       --             --            --          24,920
   Amortization of deferred stock compensation .......    4,376          3,741         3,398             755
                                                       --------       --------      --------        --------
     Total costs and expenses ........................   22,906         47,240        33,469          76,552
                                                       --------       --------      --------        --------
Loss from operations .................................  (22,727)       (37,203)      (27,171)        (55,146)
Other income (expense):
   Interest income ...................................    1,578          8,925         6,409           5,152
   Interest expense ..................................     (790)        (4,683)       (4,630)           (187)
   Other income, net .................................      169             75            23              28
                                                       --------       --------      --------        --------
     Net loss ........................................ $(21,770)      $(32,886)     $(25,369)       $(50,153)
                                                       ========       ========      ========        ========

Historical net loss per share, basic and diluted ..... $ (26.23)      $  (1.46)     $  (3.01)       $  (2.04)

                                                                                 As of
                                                                ----------------------------------------
Consolidated Balance Sheet Data:                                December 31,               September 30,
                                                                    2000                       2001
                                                                ------------               -------------
                                                                  (in thousands, except per share data)
                                                                                            (unaudited)
Cash, cash equivalents, short term investments, and
   restricted cash ...................................             $138,424                     $160,189
Working capital ......................................              134,519                      147,449
Total assets .........................................              166,262                      375,047
Total long-term obligations ..........................                1,827                        4,943
Total stockholders' equity (deficit) .................              144,939                      330,356
Book value per share* ................................                                          $   8.84

     *Book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at September 30, 2001.

                                       19.

     The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 - "Additional Information."

16.  ADDITIONAL INFORMATION.

     With respect to the Offer, we have filed a Tender Offer Statement on Schedule T/O with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule T/O and the exhibits to the Schedule T/O. We recommend that you review the Schedule T/O, including its exhibits, before making a decision on whether to tender your options.

     We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     (b) Gemini's Annual Report on Form 20-F for the fiscal year ended March 31, 2001;

     (c)  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     (d) Gemini's Quarterly Report on Form 6-F for the quarter ended June 30, 2001;

     (e)  our Current Report on Form 8-K filed May 29, 2001;

     (f)  our Current Report on Form 8-K filed October 5, 2001

     (g)  our Current Report on Form 8-K filed October 23, 2001; and

     (h) the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed January 25, 2000, including any amendments or reports filed for the purpose of updating such description.

                                       20.

     The SEC file number for these filings is 000-29101. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                450 Fifth Street, N.W.          500 West Madison Street
                Room 1024                       Suite 1400
                Washington, D.C. 20549          Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "SQNM," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each holder of Eligible Option Grants, upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                                 Sequenom, Inc.
                              Clarke Neumann, Esq.
                             3595 John Hopkins Court
                               San Diego, CA 92121

or by telephoning us at (858) 202-9000 between the hours of 9:00 a.m. and 5:00 p.m., San Diego, California, local time.

     As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

     The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.  MISCELLANEOUS.

     This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of
Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties, including those

                                       21.

described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and in Gemini's Quarterly Report on Form 6-F for the quarter ended June 30, 2001. We encourage you to review the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and Gemini's Quarterly Report on Form 6-F for the quarter ended June 30, 2001 before you decide whether to participate in the Offer.

     If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

     Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule T/O.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS AND THE TENDER OFFER STATEMENT ON SCHEDULE T/O. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                       22.

                                   SCHEDULE A

                       INFORMATION ABOUT OUR DIRECTORS AND
                               EXECUTIVE OFFICERS

     Our directors and executive officers and their positions and offices as of October 30, 2001, are set forth in the following table:

             Name                  Age                  Position and Offices Held
--------------------------------   ---   -------------------------------------------------------------
Helmut Schuhsler, Ph.D.             40   Chairman of the Board of Directors
Ernst-Gunter Afting, Ph.D., M.D.    58   Director
John E. Lucas                       69   Director
Kris Venkat, Ph.D.                  54   Director
Michael Fitzgerald                  43   Director
Antonius Schuh, Ph.D.               37   President, Chief Executive Officer and Director
Charles R. Cantor, Ph.D.            57   Chief Scientific Officer and Director
Stephen L. Zaniboni                 44   Senior Vice President, Chief Financial Officer and Secretary
Andreas Braun, Ph.D., M.D.          45   Chief Medical Officer
Delbert F. Foit, Jr.                55   Chief Operating Officer

     The address of each director and executive officer is: Sequenom, Inc. 3595 John Hopkins Court, San Diego, California 92121.

                                       23.

                                   SCHEDULE B

                 ADDENDA FOR EMPLOYEES RESIDING OUTSIDE THE U.S.

     We believe that you will not be subject to additional tax solely by virtue of your participation in the Offer and your tender of Eligible Option Grants for Replacement Options. However, the tax legislation in most of the countries outside of the United States does not specifically address the tax consequences of the tender of Eligible Option Grants for Replacement Options. Consequently, although it appears that you will not be subject to any additional tax liability if you participate in the Offer, we cannot be certain of this result. It is possible that you may be subject to tax on the value of the Replacement Options upon grant or on some other basis or that you may lose the ability to claim preferential tax treatment in connection with your Replacement Options. We therefore strongly recommend that you consult with your tax advisor as to the tax consequences of participating in the Offer.

     If you are eligible for this Offer because you are an employee of Sequenom or one of our subsidiaries living or working in the United States, Canada, Germany, Sweden or the United Kingdom but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

                        ADDENDUM FOR EMPLOYEES IN CANADA

Securities Information

     Any Replacement Options which may be granted to you pursuant to the terms of the Offer may be conditional on obtaining necessary securities regulatory approvals or exemptions from the applicable securities regulatory authorities. Although we do not anticipate any difficulty in obtaining necessary approvals or exemptions, it is possible that such Replacement Options will not be granted until such approvals or exemptions are obtained and may be subject to certain conditions imposed by the securities regulatory authorities.

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in Canada. This discussion is based on Canadian tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange for Replacement Options. However, the manner in which the Canada Customs and Revenue Agency will treat this transaction is not certain. It is possible that: (i) a tax-neutral rollover would be available; (ii) the value of the Replacement Options would be required to be included in your income; or (iii) the Eligible Option Grants would be considered to be repriced options, resulting in the loss of the preferential 50% tax deduction and stock option tax deferral treatment ordinarily available upon the exercise of options.

     For the purposes of this Addendum, it is assumed that the Replacement Options will meet the conditions to qualify for favorable tax treatment under Canadian tax law. For this reason, the exercise price of any Replacement Options granted to you pursuant to this Offer will be the Fair Market Value of the underlying shares on the Replacement Option Grant Date.

Grant

     Subject to the above, we do not believe that you will be subject to tax when the Replacement Options are granted to you.

Exercise

     Subject to the deferral provisions discussed below, you will recognize taxable income upon the exercise of the Replacement Options. The taxable income is the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. However, for income tax purposes, you can deduct one-half of this spread and you will be subject to income tax on the remaining one-half of the spread at your applicable marginal income tax rate. You also may be subject to social security taxes on the spread to the extent your maximum social tax contribution limit has not been reached.

     You may defer the taxation on the spread until the earlier of the time that you sell the shares purchased on exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are acquired upon exercise of your Replacement Options.

     You can defer taxation on the spread only up to the first C$100,000 (approximately US$63,390 as of the date of the Offer) worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Sale of Shares

     If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will generally be one-half of the difference between the sale price and the fair market value of the shares on the date of exercise (less any brokerage fees). Income tax will be assessed on the taxable income at your marginal income tax rate.

     One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent taxation year.

     Any amount on which taxation was deferred at exercise will become taxable at the time the shares are sold.

Dividends

     If you acquire shares upon exercise, you may be entitled to receive dividends. You will be subject to income tax at your marginal rate on any dividends paid on our stock. You will generally be entitled to a foreign tax credit equal to the amount of the dividend for United States federal tax withheld at source.

Withholding and Reporting

     A T4 Form will be filed with the Canada Customs and Revenue Agency and a copy delivered to you prior to the last day of February in the year following the year in which you exercise your Replacement Options. The T4 Form will indicate the amount of the benefit and any amount subject to the 50% deduction. You must report the stock option income, capital gains, dividend receipts, and any deductions, if applicable, in your annual income tax return.

Your employer will not withhold taxes on these amounts and you are required to pay any additional amounts owed by you. For every year you have a balance of deferred stock option benefits outstanding you must file a Form T1212 with the Canada Customs and Revenue Agency together with your annual tax return.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                        ADDENDUM FOR EMPLOYEES IN GERMANY

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in Germany. This discussion is based on German tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange for Replacement Options.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

     When you exercise your Replacement Options, you will be subject to ordinary income tax on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. The spread also may be subject to social insurance contributions if and to the extent your income in the month during which you exercise your Replacement Options is below the relevant social security contribution limits.

Sale of Shares

     Any additional gain from the subsequent sale of the shares is not taxable provided: (1) you have owned the shares for more than twelve months; (2) you have not, within the last five years, held more than 10% of our stated capital; and (3) the shares are not held as a business asset. (Effective January 1, 2002, the 10% limit will be lowered to 1% such that in order to satisfy the foregoing conditions, you cannot have held 1% or more of our stated capital.) If tax is due, it is payable on the difference between what you receive from the sale and your adjusted base cost. (Effective January 1, 2002, only 50% of such gain will be subject to tax.) Your adjusted base cost is based on the exercise price, plus any tax benefit you were deemed to have earned because of the exercise and on which you already paid tax at exercise.

Dividends

     If you exercise your Replacement Options and purchase shares, you may be entitled to receive dividends. Any dividends paid on our stock will be subject to tax in Germany and withholding tax in the United States. However, only 50% of the value of the dividend distributed is subject to tax in Germany. You must report such dividends on your annual tax return. You may deduct 50% of the U.S. federal withholding tax withheld on your German tax return.

Withholding and Reporting

     Under current laws, withholding and reporting for income tax and social insurance contributions are required when you exercise your Replacement Options. Your employer will withhold and report income tax and social insurance contributions (if any) from your wages at the time you exercise your Replacement Options. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Information

     You must report cross-border payments in excess of EURO12,500 (approximately US$11,280 as of the date of the Offer) monthly. This reporting is normally accomplished through the German bank involved in the transaction, but you are responsible for making sure the report is filed. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of DM3,000,000 (approximately US$1,384,540 as of the date of the Offer) on a monthly basis. Finally, you must report on an annual basis your participation in our stated capital in the unlikely event that it exceeds 10% of the total of the voting capital.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                        ADDENDUM FOR EMPLOYEES IN SWEDEN

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in Sweden. This discussion is based on Swedish tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange for Replacement Options.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

     When you exercise your Replacement Options, you will be subject to income tax on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. Your income tax consists of municipal and state tax components. You will also be subject to social insurance contributions on the spread when you exercise your Replacement Options.

Sale of Shares

     When you sell your shares acquired upon exercise of the Replacement Options, you will be subject to capital gains tax at a flat rate of 30%. The tax is due on any increase in the fair market value of the shares between the date on which you exercise your Replacement Options and the date on which you sell the shares acquired upon exercise of such options.

Dividends

     If you acquire shares upon exercise, you may be entitled to receive dividends. Any dividends paid on our stock will be subject to capital gains tax in Sweden and withholding tax in the U.S. You may be entitled to a foreign tax credit for United States federal tax withheld at source.

Withholding and Reporting

     Your employer is required to withhold income tax and social insurance contributions on the spread when you exercise your Replacement Options. Your employer also is required to report the income you realize when you exercise your Replacement Options to the Swedish tax authorities on a monthly basis. You are obligated to inform your employer when you exercise your Replacement Options and to disclose the amount of the taxable spread no later than the end of the month following exercise.

Exchange Control Information

     When you acquire shares upon exercise of your Replacement Options, you must keep them on deposit with a stockbroker. When you open an account with a foreign broker, you must file an undertaking from the foreign broker with the Swedish tax authorities. This undertaking is the broker's promise to inform the Swedish tax authorities of any income or capital gain resulting from the foreign stock. It is your responsibility to file the undertaking form with the Swedish tax authorities once it is signed by the stockbroker. The stockbroker will report any income or gains from the sale of the shares to the Swedish tax authorities no later than January 31/st/ of each year.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                  ADDENDUM FOR EMPLOYEES IN THE UNITED KINGDOM

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in the United Kingdom. This discussion is based on United Kingdom tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange for Replacement Options.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

     Your Eligible Option Grants may have been made under an approved share option scheme. Options can be granted under an approved share option scheme with a market value at the date of grant up to (pound)30,000 (converted from U.S. dollars to sterling as of the date(s) of grant). If you hold approved options, you will not be subject to tax and National Insurance Contributions (NICs) when you exercise your approved options. When you sell the shares acquired upon exercise of your approved options, capital gains tax is due on the entire gain (i.e., the difference between the exercise price and the sale price).

     If you choose to tender your approved options, you will lose the preferential tax treatment available for approved options because any Replacement Options granted to you will be granted under a non-approved share option scheme. Consequently, you will be subject to income tax when you exercise your Replacement Options on the difference (or "spread") between the fair market value of the underlying shares on the date of exercise and the exercise price.

     In addition, you will be subject to the employee's NICs on the spread on the date of exercise of your Replacement Options. Both the employer and the employee are required to pay NICs based on the employee's earnings, including the spread between the fair market value of the shares on the date of exercise and the exercise price of options granted after April 5, 1999. Because your Replacement Options are granted after April 5, 1999, you will be subject to NICs on the spread, even if your Eligible Option Grants had not been subject to NICs (i.e., because they were made on or before April 5, 1999 or because they were made under an approved share option scheme). However, you will be subject to the employee's NICs only if your earnings do not already exceed the maximum limit for NIC purposes. The maximum limit is (pound)29,900 per year for the U.K. tax year April 6, 2001 to April 5, 2002.

     New legislation has been enacted which allows an employer to transfer the employer's NIC liability to employees in connection with the exercise, assignment, release or cancellation of options by entering into an agreement with each employee providing that the employee will assume the employer's NIC liability in such circumstances.

     If you choose to tender your Eligible Option Grants in exchange for Replacement Options, you will be required to agree to absorb the employer's NIC liability. The employer's NIC liability currently is equal to 11.9% of the spread upon the exercise of your Replacement Options. You will be required to enter into a joint election with your employer to be submitted to the Inland Revenue which will provide that you will pay any NIC liability arising on the exercise of the Replacement Options which may be granted to you. You may not be entitled to retain any Replacement Options that may be granted to you if you do not enter into the joint election once it is approved by the Inland Revenue.

     You may wish to take this into consideration when deciding whether to tender your Eligible Option Grants. It is our understanding that you will be entitled to deduct any NIC payments you make for purposes of calculating the amount of the spread subject to income tax on the exercise of the Replacement Options.

Sale of Shares

     When you sell your shares acquired upon exercise of the Replacement Options, you will be subject to capital gains tax. The tax is due on any increase in the value of the shares between the date on which you exercise your Replacement Options and the date on which you sell the shares acquired upon exercise of such options. Any capital gains tax you may owe is subject to an annual personal exemption (currently (pound)7,500 (approximately US$10,820 as of the date of the Offer) for the U.K. tax year April 6, 2001 to April 5, 2002) and to tapering relief calculated with reference to the period of time during which you held the shares following the exercise of your Replacement Options.

Dividends

     If you acquire shares upon exercise, you may be entitled to receive dividends. Any dividends paid on our stock will be subject to income tax in the U.K. and withholding tax in the U.S. You may be entitled to a foreign tax credit for United States federal tax withheld at source. You must report any dividends you receive on your annual U.K. tax return.

Withholding and Reporting

     Your employer is required to arrange for the payment of income tax and NICs on the spread at exercise or to withhold funds on account of income tax and NICs on the spread at exercise from the payroll, the proceeds of exercise and sale, or otherwise, and to remit such amounts to the U.K. Inland Revenue on your behalf. Your employer will also report the details of any option grant and exercise on its annual U.K. Inland Revenue tax return.

     In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your Replacement Options and from the sale or disposal of shares, together with details of dividend income, to the Inland Revenue on your personal U.K. Inland Revenue tax return.

     You will be responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividends.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                              QUESTIONS AND ANSWERS

     These Questions and Answers relate to our offer to exchange all outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $10.00 per share. They are to be read in conjunction with the Offer to Exchange of which they are a part.

Q1   What is the Stock Option Exchange Program?

A1 Our Stock Option Exchange Program (also referred to in these materials as the Offer) is a voluntary program permitting eligible employees and members of our Board of Directors to cancel stock options that have an exercise price that is equal to or greater than $10.00 per share and exchange them for replacement options covering the same number of shares, subject to adjustment. The Replacement Options will be granted on May 31, 2002, or if we extend the Expiration Date of the Offer at a later date. If there are no reported sales of our common stock on such date, then the Replacement Option Grant Date will be the next day on which there is a reported sale. Each Replacement Option will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date.

     Your participation is voluntary. You may either keep all of your current Eligible Option Grants at their current exercise price or exchange some or all of your Eligible Option Grants for Replacement Options covering the same number of shares as the Eligible Option Grants you exchanged, subject to adjustment. However, if you have been granted options since May 1, 2001 and you elect to exchange any of your Eligible Option Grants, you must exchange ALL of your option grants since May 1, 2001 for Replacement Options as well--even if the exercise price of some of those options is less than $10.00 per share.

Q2   Why is the Stock Option Exchange Program being offered?

A2 In light of the decline in the price of our common stock, we recognize that the exercise prices of the majority of outstanding options, whether or not they are currently exercisable, are higher than the price of our common stock as reported on Nasdaq. We have determined that these options are not attractive or effective as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making this Offer we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

Q3   Is this a repricing?

A3 No. In a stock option repricing, an employee's options are immediately exchanged or amended to implement a lower exercise price.

                                      Q&A-1

Q4 Why don't you just reprice my options, as I have seen done at other companies?

A4 In 1998, the Financial Accounting Standards Board adopted unfavorable accounting treatment for companies that reprice options. If we were to simply reprice options, we would be required to take a charge against future operating results based on any appreciation in value of the repriced options in each accounting period. The amount of that charge would be uncertain until the end of each accounting period. That uncertainty would affect our operating results and would likely create additional volatility in our stock price.

Q5   Why can't I just receive additional options?

A5 We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the large number of options that we currently have outstanding, a large grant of new options would be dilutive to our stockholders and could have a dilutive effect on our earnings per share whenever we become profitable.

Q6   What options may I exchange as part of the Offer?

A6 As described more fully below, we are offering to exchange any stock option:

     . that is currently outstanding under our 1999 Stock Incentive Plan, Gemini Genomics plc Company Share Option Plan, Gemini International Executive Share Option Plan or Gemini Individual Share Option Instruments;

     .    that has an exercise price equal to or greater than $10.00 per share;
          and

     . that is still outstanding on November 30, 2001 or such later Expiration Date if we extend the Offer.

     If you elect to exchange any Eligible Option Grant, then you must also exchange all of your options that were granted in the six-month period prior to the Commencement Date - even if the exercise price of some of those options is less than $10.00 per share. For example, based on a Commencement Date of November 1, 2001, to participate in this Offer, you must exchange ALL of your options that were granted on or after May 1, 2001. The options granted in the six-month period prior to the Commencement Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options.

     If you attempt to exchange an option having an exercise price of less than $10.00 per share (other than options that you must exchange pursuant to the preceding paragraph), that option will not be an Eligible Option Grant and any election you may have made to exchange that option will not be accepted by us.

Q7   What options must I exchange as part of the Offer?

A7 You do not have to exchange any options. However, as explained in Q&A 6, if you decide to participate in the Offer and exchange any Eligible Option Grants, you must exchange ALL

                                      Q&A-2
     options granted to you within the six-month period preceding the Commencement Date, even if the exercise price of those options is less than $10.00 per share.

Q8 If I elect to exchange my Eligible Option Grants, do I have to exchange all of my Eligible Option Grants or can I just exchange some of them?

A8 Subject to the requirement that you exchange all options granted since May 1, 2001 if you elect to participate in the Offer (See Q&A 6 and Q&A 7), if you have more than one Eligible Option Grant, then you may exchange any or all of them. You cannot exchange a portion of any particular Eligible Option Grant and keep the balance. You must exchange all unexercised shares that are subject to each particular Eligible Option Grant that you exchange in the Offer.

Q9   Can I exchange a portion of an unexercised Eligible Option Grant?

A9 No. If you elect to exchange an Eligible Option Grant, you must exchange all shares covered by that Eligible Option Grant that have not been exercised.

Q10 Can I exchange the remaining portion of an Eligible Option Grant that I have partially exercised?

A10 Yes. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be exchanged pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the Expiration Date will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q11  May I exchange options that I have already exercised?

A11 The Offer only pertains to options and does not apply in any way to outstanding shares that you have purchased, whether upon the exercise of options or otherwise. If you have exercised an Eligible Option Grant in its entirety, that option is no longer outstanding and is therefore not subject to the Offer.

Q12 Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange under the Stock Option Exchange Program?

A12 No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan or other employee plans are eligible to participate in the Offer.

Q13  Are there conditions to the Offer?

A13 Yes. In addition to the requirement that you exchange all options granted since May 1, 2001 if you elect to participate in the Offer (see Q&A 6 and Q&A 7), the Offer is subject to a number of other conditions, which are described in Section 6 of the Offer to Exchange. Please read that section carefully. The Offer is not conditioned on a minimum

                                      Q&A-3
     number of option holders accepting the Offer or a minimum number of options being exchanged.

Q14 Are there any eligibility requirements that I must satisfy to receive my Replacement Options?

A14 You must be employed by us or one of our subsidiaries or be a member of our Board of Directors on November 30, 2001 or, if the Offer is extended, such later Expiration Date. You also must remain continuously employed (or a member of our Board) through the Replacement Option Grant Date. If you go on a leave of absence protected by statute, you will be considered "continuously employed" during that leave. If you go on a leave that is not protected by statute and we approve that leave, then you will be considered "continuously employed" only so long as your leave is approved by us.

     If you are not an employee or a member of our Board of Directors on the Expiration Date, you will not be eligible to exchange any Eligible Option Grants, and any election you may have made will not be accepted by us. Also, if you do not remain an employee or a member of our Board of Directors through the Replacement Option Grant Date and your Eligible Option Grants were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.

     IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q15 Are employees who are on a leave of absence on the Replacement Option Grant Date eligible to participate?

A15 If you exchange Eligible Option Grants in the Offer and, on the Replacement Option Grant Date, you are on a leave of absence that is protected by statute, then you will be entitled to Replacement Options on the Replacement Option Grant Date. If, however, on the Replacement Option Grant Date you are on an approved leave of absence that is not protected by statute, then the Replacement Options will be granted only if you return to regular employment with us or one of our subsidiaries. For those employees, the "Replacement Option Grant Date" will be the date of return.

Q16  Can employees residing outside the United States participate?

A16 All current employees, including employees residing outside the United States, holding Eligible Option Grants may participate in the Offer provided they meet the eligibility criteria set forth in Q&A 14.

     Special considerations or conditions may apply to employees residing outside the United States. In some countries, the application of local rules may have important consequences to those employees. Included in the Offer to Exchange are short summaries of some of the consequences with respect to the countries other than the United States where our employees reside (see Schedule B to the Offer to Exchange). If you are an employee residing outside the United States, you should review these summaries. We also recommend that you consult your individual tax, legal and investment advisors.

Q17  Are the terms and conditions of the Offer the same for everyone?

A17  No. The terms and conditions differ as follows:

     . Replacement Options granted to our employees residing in the United States will be treated as incentive stock options to the maximum extent permitted by U.S. tax laws.

                                      Q&A-4

     . Replacement Options granted to members of our Board of Directors will not be treated as incentive stock options unless they are employed by us.

     . Replacement Options granted to employees of our subsidiaries in jurisdictions outside the United States may be subject to different terms and conditions than those granted to our employees residing in the United States. If you are an employee residing outside the United States, please see Schedule B for more details.

Q18 What if my employment is terminated between the Expiration Date and the Replacement Option Grant Date?

A18 If you elect to exchange Eligible Option Grants, your election will be irrevocable as of 12:00 midnight, U.S. Pacific Standard Time, on November 30, 2001, or if the Offer is extended, such later Expiration Date. If your employment with us or one of our subsidiaries terminates, whether voluntarily, involuntarily (including, without limitation, redundancy), or for any other reason (including death), before your Replacement Options are granted, you will not receive any Replacement Options. You will not have a right to any Eligible Option Grants that have been cancelled under any circumstances. IF YOU ARE NOT CONTINUOUSLY EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

     IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q19  How should I decide whether to participate?

A19 We understand that this will be a challenging decision for everyone. The Offer does carry considerable risk, and there is considerable uncertainty regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on the exercise prices of your Eligible Option Grants and your assumptions about our business, our financial performance, our stock price, investors' demand for equity securities of similar companies, the performance of the Nasdaq, the future overall economic and political environment, and numerous other factors as well as your desire and ability to remain an employee of Sequenom until the Replacement Option Grant Date. For these reasons, we cannot advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your choices.

Q20  How does the Offer work?

A20 On or before November 30, 2001, or if the Offer is extended, such later Expiration Date, you may decide to exchange any of your Eligible Option Grants for Replacement Options. The Replacement Options will be granted on the Replacement Option Grant Date, which we currently anticipate will be May 31, 2002. The number of shares subject to your Replacement Options will equal the number of shares subject to the Eligible Option Grants that you exchanged. The number of shares to be granted under your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

     If you elect to exchange any of your Eligible Option Grants, you must exchange all options granted to you during the six-month period prior to the Commencement Date, even if the exercise price of such options is less than $10.00 per share. For example, assuming a Commencement Date of November 1, 2001, to participate in the Offer, you must exchange ALL of your options that were granted on or after May 1, 2001.

                                      Q&A-5

     The options granted in the six-month period prior to the Commencement Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options.

Q21 What if my Eligible Option Grants are not currently vested? Can I exchange them?

A21 Yes. Your Eligible Option Grants do not need to be vested for you to participate in the Offer.

Q22 My options are separated between incentive stock options and nonqualified stock options because my original grant exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws. Can I cancel one part but not the other? (This question is relevant only for employees who are residing in the United States.)

A22 No. An option that has been separated into a partial incentive stock option and a partial nonqualified stock option is still considered to be a single option and cannot be separated for purposes of the Offer. You should note that all Replacement Options for employees residing in the United States will be incentive stock options to the maximum extent permitted by U.S. tax law.

Q23  When will I receive my Replacement Options?

A23 You will be granted your Replacement Options on the Replacement Option Grant Date, which is expected to be May 31, 2002. If we extend the Offer, the Replacement Option Grant Date will be later. See Q&A 1. We expect to distribute stock option agreements relating to the Replacement Options within approximately six weeks following the Replacement Option Grant Date.

Q24 Why won't I receive my Replacement Options immediately after the Expiration Date of the Offer?

A24 To avoid adverse accounting consequences that can result from stock option exchanges, we cannot grant Replacement Options or any other options to participants in the Offer for at least six months and one day after the Expiration Date. Assuming you remain continuously employed by us, you will not receive your Replacement Options until the Replacement Option Grant Date. If you participate in the Offer, any other options that otherwise might have been granted to you prior to the Replacement Option Grant Date will be deferred until the Replacement Option Grant Date at the earliest.

Q25  How will my Replacement Options vest?

A25 Each Replacement Option generally will be subject to the same vesting schedule and have the same vesting commencement date as the Eligible Option Grant it replaces.

                                      Q&A-6

Q26 Will I be entitled to vesting "credit" during the period beginning on the Expiration Date and ending on the Replacement Option Grant Date?

A26 Yes. If you receive a Replacement Option, you will receive vesting credit under the Replacement Option equal to the vesting under the corresponding Eligible Option Grant that is exchanged, including during the period beginning on the Expiration Date and ending on the Replacement Option Grant Date.

Q27  What is the exercise price for the Replacement Options?

A27 The exercise price of your Replacement Options will be the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be May 31, 2002, unless we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants you exchanged, and we make no representations as to our future stock price. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer and exchange your Eligible Option Grants.

Q28  How long is the option term of the Replacement Options?

A28 The Replacement Options granted to you will retain the original option term of the Eligible Option Grants being exchanged.

                                       Q&A-7

Q29 If I exchange my Eligible Option Grants, how many shares will I receive under my Replacement Options?

A29 This is a share-for-share Stock Option Exchange Program, so for each share subject to the Eligible Option Grants that you exchange (and for all options granted in the six-month period before the Commencement Date that are exchanged as a result of your participation in this Offer), you will receive an option for one share under the Replacement Options. However, the number of shares subject to your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.

Q30  Am I eligible to receive future grants if I participate in this exchange?

A30 Because of the accounting consequences, if you elect to exchange Eligible Option Grants, you will not receive any additional stock option grants until after the Replacement Option Grant Date.

Q31  Can you provide me with examples of how an exchange will operate?

A31 Yes. Please note, however, that these examples may not apply if you are an employee residing outside the United States.

     Example #1: For purposes of illustration only, assume that (1) the grant date of your Eligible Option Grant was May 3, 2000; (2) your Eligible Option Grant was for 960 shares; (3) the exercise price of your Eligible Option Grant was $29.00 per share; (4) the vesting schedule of your Eligible Option Grant was 25% after the first year and on a month to month basis thereafter for the next three years (i.e., 240 shares vest on May 3, 2001, and 20 shares vest per month thereafter for the next thirty-six months); (5) the Fair Market Value of our common stock on the Replacement Option Grant Date (assume May 31, 2002) is $10 per share; and (6) you timely file an election.

     Using the assumptions listed above, upon our acceptance of your election, we would cancel your Eligible Option Grant on November 30, 2001. On the Replacement Option Grant Date, we would grant you a new option for 960 shares with an exercise price of $10 per share. The vesting schedule for this Replacement Option would be the same as for the Eligible Option Grant, and therefore you would have cumulatively vested in 480 shares (50% of the Replacement Option) as of May 31, 2002.

     Example #2. For purposes of illustration only, assume that (1) the grant date of your Eligible Option Grant was July 12, 2000; (2) your Eligible Option Grant was for 960 shares; (3) the exercise price of your Eligible Option Grant was $48.00 per share; (4) the vesting schedule of your Eligible Option Grant was 25% after the first year and on a month to month basis thereafter for the next three years (i.e., 240 shares vested on July 12, 2001, and 20 shares vest per month thereafter for the next thirty-six months); (5) the Fair Market


                                       Q&A-8

     Value of our common stock on the Replacement Option Grant Date (assume May 31, 2002) is $10 per share; and (6) you timely file an election.

     Using the assumptions listed above, upon our acceptance of your valid election, we would cancel your Eligible Option Grant on November 30, 2001. On the Replacement Option Grant Date, we would grant you a new option for 960 shares with an exercise price of $10 per share. The vesting schedule for this Replacement Option would be the same as for the prior option, and therefore 240 shares (25%) would be immediately vested, and you would become cumulatively vested in 480 shares (50%) of the Replacement Option as of July 12, 2002.

Q32  How long will the Offer remain open?

A32 The Offer is scheduled to remain open until 12:00 midnight, U.S. Pacific Standard Time, November 30, 2001, or if the Offer is extended, such later Expiration Date. We currently have no plans to extend the Offer beyond November 30, 2001. If we do extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Standard Time, on the next business day following the previously announced Expiration Date.

Q33 If the Offer is extended, how does the extension impact the date on which my Replacement Options will be granted?

A33 If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least six months and one day after the extended Expiration Date.

         Questions & Answers 34-37 relate only to persons subject to U.S. federal income taxes and do not cover any state, local or non-U.S. tax consequences. If you are an employee residing outside the United States, please review the summaries in Schedule B to the Offer and/or consult your personal tax advisor to determine the tax and social insurance consequences of this exchange transaction.

Q34 Will my Replacement Options be incentive stock options or nonqualified stock options?

A34 The Replacement Options will be incentive stock options to the maximum extent permitted by U.S. tax law; provided, however, that Replacement Options granted to non-employee members of our Board of Directors may not be treated as incentive stock options.

Q35 In the U.S., what is the difference in tax treatment between nonqualified stock options and incentive stock options?

A35 When you exercise a nonqualified stock option, you will pay U.S. federal, state and local income taxes and FICA taxes on the difference between the exercise price of the nonqualified stock option and the fair market value of the common stock on the day of exercise. For employees, this amount will be reported as income on your W-2 for the year in which the exercise occurs. Also for employees, withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the exercise price of the option


                                       Q&A-9
     will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

     You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

     If the disposition of your shares you received when you exercised incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised.

Q36 Will I have to pay U.S. taxes if I exchange my Eligible Option Grants in the Offer?

A36 We do not believe there are any U.S. tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor.

Q37  What are the U.S. tax implications for not participating in this Offer?

A37 We do not believe that our Offer to you will change any of the terms of your Eligible Option Grants if you do not accept the Offer. However, the U.S. Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer. A successful assertion by the U.S. Internal Revenue Service that your Eligible Option Grants have been modified could extend the Eligible Option Grants' holding period to qualify for favorable tax treatment and cause a portion of your Eligible Option Grants to be treated as nonqualified stock options. If you choose not to exchange your Eligible Option Grants and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the U.S. tax consequences of the exercise of those Eligible Option Grants and the sale of the common stock that you will receive upon exercise.

Q38  What do I need to do to exchange my Eligible Option Grants?

A38 To exchange your Eligible Option Grants, you must complete and deliver the Election Form found on our intranet web site located at http://sdweb/DEPTS/FINANCE/OPTIONS.HTML in accordance with its instructions


                                       Q&A-10
     before 12:00 midnight, U.S. Pacific Standard Time, on the Expiration Date, which is expected to be November 30, 2001. Delivery will be deemed made only when the Election Form is actually received by us. No late deliveries will be accepted. We may reject any Eligible Option Grant if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option Grant. Also, please note that, even if you timely deliver your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange.

Q39  What is the deadline to elect to participate in the Offer?

A39 You must deliver your Election Form in accordance with its instructions by 12:00 midnight, U.S. Pacific Standard Time, on the Expiration Date, which is expected to be November 30, 2001. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Standard Time, on the next business day following the scheduled or announced Expiration Date.

Q40  Can I change my election?  How often?

A40 Yes. You can change your election at any time by either delivering a Notice of Withdrawal or revising and re-delivering your Election Form, each in accordance with its instructions, prior to the Expiration Date. There is no limit to the number of times you can change your election prior to the Expiration Date. However, the last Notice of Withdrawal or Election Form you deliver prior to the Expiration Date will determine your election with respect to the Offer.

Q41  What will happen if I don't turn in my Election Form by the Expiration
     Date?

A41 If you don't turn in your Election Form by the Expiration Date, you cannot participate in the Offer. Delivery will be deemed made only when your Election Form is actually received by us. No late deliveries will be accepted.

Q42  Will I receive a confirmation of my election or change of election?

A42 Yes. In your Election Form you may elect to provide us with your email address, in which case you will be sent an email confirming your election. The confirmation will confirm your election and will state the number of Replacement Options that we will grant to you on the Replacement Option Grant Date. If you would like to receive a confirmation, it is important that you provide us with your email address. If you do not provide us with your email address, you will not receive confirmation of your election.


                                       Q&A-11

Q43 What happens to my Replacement Options if Sequenom, Inc. merges or is acquired prior to the Replacement Option Grant Date?

A43 If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in this Offer; however, the type of security and the number of shares subject to each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the Eligible Option Grants that you exchange.

Q44  What if I don't accept this Offer?

A44 This Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in this Offer. However, if you are an employee residing in the United States, you choose not to participate in this Offer and your Eligible Option Grants are incentive stock options, the Offer may modify the status of your incentive stock options. Please consult with your personal tax advisor.

Q45 I was previously employed by Gemini, and my options were exchanged for Sequenom options at the time of the acquisition. If I choose to participate, will my new Replacement Options be granted under the original plan with the same terms and conditions?

A45 No. If your option was originally granted under any of the Company Option Plans (e.g., Sequenom's 1999 Stock Incentive Plan, the Gemini Genomics plc Company Share Option Plan, the Gemini International Executive Share Option Plan or Gemini Individual Share Option Instruments), then the Replacement Option will be granted under the 1999 Stock Incentive Plan and may be subject to different terms and conditions. For example, under the Gemini International Executive Share Option Plan, if you cease to be employed by reason of redundancy, you have six months from the date your employment terminates in which to exercise your vested options. Under the terms of the 1999 Stock Incentive Plan, you would only have three months to exercise your vested options in the event your employment was terminated due to redundancy. Please see the attached plan for the current terms and conditions of the 1999 Stock Incentive Plan. If you have any questions, please contact Theresa Lee at tlee@sequenom.com or at (858) 202-9024.
                                   -----------------

Q46  Where do I go if I have additional questions about this Offer?

A46  Please direct your questions to Theresa Lee at tlee@sequenom.com or at
                                                    -----------------
     (858) 202-9024. We will review these questions periodically throughout the exchange period and add the appropriate information to the Questions & Answers section of the web site established for this Offer, which is located at http://sdweb/DEPTS/FINANCE/OPTIONS.HTML.


                                       Q&A-12